FOR IMMEDIATE RELEASE

June 15, 2016

PCSV ANNOUNCES $693,000 Middle east AWARD NOTICE

PCSV Discusses Middle East Business Growth.

Boise, Idaho, June 15th, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today announced the receipt of a Contract Awarding notice in the amount of $693,689.10 from a client in the Middle East.

The project focuses on the production and installation of customized STEM learning environments based on the PCS EdventuresLAB program and is estimated to be a six-month project once commenced. The result of lengthy tendering process, the Company received the award notice on June 9th and is working with the client to finalize mutually acceptable contract terms and timelines.

Robert Grover, PCS Executive Vice President, said of the award, “The Company has developed many relationships in the Middle East over the past decade and deployed projects in the UAE, Saudi Arabia and Egypt in that time. Many of these projects were foundational in the sense that they laid groundwork for expansion and this Award is a good example. We anticipate continued growth in business from the Middle East and are excited to announce this latest good news.”

Todd Hackett, CEO, said “Our shareholders have watched with keen interest our development in the Middle East and I’m happy to say that our strategy there is working. We recently closed out previous contracts there and we are ready to start working on this and other projects now in the International pipeline. It should be noted that our STEM expertise, curriculum, and systems are unique and serve a global need.”

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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